Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Prospectus, constituting part of this Amendment No. 1 to the Registration Statement of Vision-Sciences, Inc. on Form S-3 (File No. 333-178834), of our report dated June 2, 2010, on our audit of the consolidated financial statements of Vision-Sciences, Inc. and Subsidiaries as of March 31, 2010 and for the year then ended, which report was included in the Annual Report on Form 10-K filed June 2, 2010.  We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, LLP

January 23, 2012
Edison, New Jersey